
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of Income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000805297
<NAME> KRUPP INSURED PLUS II LTD PARTNERSHIP

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               MAR-31-1997
<CASH>                                       7,884,697
<SECURITIES>                               191,898,928<F1>
<RECEIVABLES>                                1,569,428
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             4,588,533<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             205,941,586
<CURRENT-LIABILITIES>                            4,239
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   205,763,171<F3>
<OTHER-SE>                                     174,176<F4>
<TOTAL-LIABILITY-AND-EQUITY>               205,941,586
<SALES>                                              0
<TOTAL-REVENUES>                             3,911,740<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               915,551<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              2,996,189
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          2,996,189
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 2,996,189
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($235,639) and Limited Partners equity of $205,998,810.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $436,620 of amortization of prepaid fees and expenses.
<F7>Net income allocated $89,886 to the General Partners and $2,906,303 to the
Limited Partners. Average net income per Limited Partner interest is $.20 on 14,655,512 Limited Partner interests outstanding.
<F1>Includes Participating Insured Mortgages ("PIMS") of $151,402,766 and Mortgage
Backed Securities ("MBS") of $40,496,162.
<F2>Includes prepaid acquisition fees and expenses of $12,168,877 net of accumulated amortization of $8,611,252 and prepaid participation servicing fees of $3,765,596 net of accumulated amortization of $2,734,688.

